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SALTON ENTERS INTO AMENDED AND RESTATED CREDIT AGREEMENT

          NEW REVOLVER PROVIDES $30 MILLION IN ADDITIONAL AVAILABILITY

LAKE FOREST, Ill.--(BUSINESS WIRE)--June 15, 2004--Salton, Inc. (NYSE: SFP) announced today that it has entered into an amended and restated $275 million revolving credit agreement with Silver Point Finance, LLC. The agreement amends and restates the Company's existing bank credit facility and expires on June 15, 2007.

The agreement provides Salton with more flexible financial covenants and borrowings under the agreement will accrue interest at a spread of 500 basis points above LIBOR, with a minimum interest rate of 7%. The facility, which will initially limit aggregate borrowings to $207 million, will allow the Company to borrow approximately $30 million more than under its previous bank credit agreement. The agreement includes the ability to refinance tranches of the loan to reduce borrowing costs.

Further details on the new agreement may be found in a form 8-K filing to be filed by the Company this week.

About Salton, Inc.

Salton, Inc. is a leading designer, marketer and distributor of branded, high quality small appliances, home decor and personal care products. Our product mix includes a broad range of small kitchen and home appliances, tabletop products, time products, lighting products, picture frames and personal care and wellness products. We sell our products under our portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse(TM), Toastmaster(R), Melitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). The company believes its strong market position results from its well-known brand names, high quality and innovative products, strong relationships with customer base and focused outsourcing strategy.

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: the Company's ability to realize the benefits it expects from its U.S. restructuring plan; the Company's substantial indebtedness and restrictive covenants in the Company's debt instruments; the Company's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of the Company's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in the Company's

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Securities and Exchange Commission Filings.

-----------------
Contact:
     Salton, Inc.
     David Mulder, 847-803-4600
      OR
     Investor Relations
     CEOcast, Inc.
     Ken Sgro, 212-732-4300